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Issuer Free Writing Prospectus filed pursuant to
Rule 433 supplementing the Preliminary
Prospectus Supplement dated
January 30, 2006
Registration No. 333-131360
January 30, 2006

SANMINA-SCI CORPORATION

$600,000,000 8.125% Senior Subordinated Notes Due 2016

Issuer:	Sanmina-SCI Corporation
Principal Amount:	$600,000,000
Title of Securities:	8.125% Senior Subordinated Notes due 2016
Final Maturity Date:	March 1, 2016
Public Offering Price:	100.000%
Gross Proceeds:	$600,000,000
Underwriting Commission:	$12,000,000
Net Proceeds to Issuer before expenses:	$588,000,000
Coupon:	8.125%
Yield:	8.125%
Interest Payment Dates:	March 1 and September 1
Record Dates:	February 15 and August 15
First Interest Payment Date:	September 1, 2006
Equity Clawback:	At any time prior to March 1, 2009, at a redemption price of 108.125%
Optional Redemption:	Commencing on or after March 1, 2011, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest:
	Year	Price
	2011	104.063%
	2012	102.708%
	2013	101.354%
	2014 and thereafter	100.000%
Make Whole Redemption:	At any time prior to March 1, 2011, at Treasury Rate plus 50 basis points.
Trade Date:	January 30, 2006
Settlement Date:	February 15, 2006 (T+ 12)
Form of Offering:	SEC Registered (Registration Statement No. 333-131360)
Book Runners:	Banc of America Securities LLC, Citigroup Global Markets Inc., Deutsche Bank Securities Inc.

Co-Managers:	Scotia Capital (USA) Inc., SunTrust Capital Markets, Inc., KeyBanc Capital Markets, a division of McDonald Investments Inc., Wells Fargo Securities, LLC
Allocation:
	Name	Principal Amount of Notes to be Purchased
	Banc of America Securities LLC	$150,000,000
	Citigroup Global Markets Inc.	150,000,000
	Deutsche Bank Securities Inc.	114,000,000
	Scotia Capital (USA) Inc.	66,000,000
	SunTrust Capital Markets, Inc.	60,000,000
	KeyBanc Capital Markets, a division of McDonald Investments Inc.	42,000,000
	Wells Fargo Securities, LLC	18,000,000
	Total	$600,000,000
CUSIP:	800907 AK 3
ISIN:	US800907AK37
Listing:	None

The information contained in the preliminary prospectus supplement under "Summary—The Offering—Guarantees" is hereby supplemented by adding the following language at the end of the first paragraph under such caption:

"Notwithstanding the foregoing, upon repayment in full of the 10.375% Senior Secured Notes, Sanmina-SCI USA, Inc., a Delaware corporation, will continue to guarantee the notes and the 6 3/4% Senior Subordinated Notes for so long as it guarantees the 3% Convertible Subordinated Notes due 2007 of SCI."

We expect that delivery of the notes will be made against payment therefor on or about February 15, 2006, which will be the 12th business day following the date of pricing of the notes (such settlement cycle being herein referred to as "T + 12)"). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, or Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next eight succeeding business days will be required, by virtue of the fact that the notes initially will settle T + 12, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of notes who wish to trade notes on the date of pricing or the next eight succeeding business days should consult their own advisor.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents free of charge by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by sending an email to dg.prospectus_distribution@bofasecurities.com or calling toll-free 1-800-294-1322.

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SANMINA-SCI CORPORATION $600,000,000 8.125% Senior Subordinated Notes Due 2016